UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Macatawa Bank Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FAQs for Macatawa Employees

What’s happening?

Macatawa Bank Corporation (“Macatawa”) has agreed to merge with Wintrust Financial Corporation (“Wintrust”). (For more information, please see the press release.) Our board elected to take this action following a thoughtful process to ensure that Macatawa Bank remains a strong community-focused bank that can compete with larger national banks, just like Wintrust has proven it can do in Chicago, Milwaukee, Indiana, and Florida. The primary benefits of the merger include:

•	Strategic Alignment: Our decision to merge with another bank stems from a strategic evaluation of our long-term goals and market dynamics. By combining forces, we aim to leverage complementary strengths, resources, and expertise to enhance our competitiveness in the ever-evolving financial landscape.
•	Scale and Efficiency: Merging allows us to achieve economies of scale, enabling more efficient operations and better resource allocation. This, in turn, empowers us to invest in innovative technologies, robust infrastructure, and improved services for our customers.
•	Enhanced Offerings: The merger presents an opportunity to broaden our product and service offerings, catering to a wider range of customer needs and preferences. By pooling our resources and capabilities, we can deliver greater value and convenience to our customers, solidifying our position as a trusted financial partner.
•	Geographic Expansion: Through the merger, we can expand our geographic footprint, reaching new markets and demographics. This expansion strengthens our presence and fosters greater community engagement and support, driving sustainable growth and prosperity.
•	Adaptation to Industry Trends: The banking industry is undergoing significant transformation, driven by technological advancements, regulatory changes, and shifting consumer expectations. By joining forces, we can adapt more effectively to these trends, staying ahead of the curve and positioning ourselves for long-term success.

Why Wintrust?

Wintrust is among the most successful and high-performing banks in the country, with $56B in assets and a bank record of maintaining profitable operations for 27 consecutive years. It was built with a very specific focus: to provide exceptional service to its customers and communities. They have grown by focusing on those communities and proving to their customers that “where you bank matters.”

Headquartered in the Chicago suburb of Rosemont, Illinois, Wintrust operates as a bank holding company with 15 individual community bank charters in Illinois and Wisconsin, with 175+ branch locations servicing the Chicagoland, southeast Wisconsin, northwestern Indiana, and southwestern Florida markets. They have 5,500+ employees, with 1,100+ of those team members working in branches. Their branch locations deliver some of the industry's highest Net Promoter Scores (NPS). In addition, this year, J.D. Power ranked Wintrust as #1 in Illinois for Retail Banking Customer Satisfaction for the third consecutive year, and their mobile banking app is highly rated in the app stores. Wintrust was just ranked #6 in Forbes’ list of America’s Most Cybersecure Banks 2024.

All the banks provide a full suite of financial services ranging from personal banking to business and commercial banking. They also offer wealth management and mortgage services.

Macatawa Bank is the perfect fit in terms of culture, products, services, and locations. We will become the 16th charter for Wintrust, maintaining our name and community focus. We’ll also be the platform for Wintrust’s continued expansion in Michigan.

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Wintrust values the role of a local bank in our community. Large national banks are “one-size-fits-all” operations with few—if any—ties to the communities they serve. Wintrust has increased its footprint over the years through several successful mergers with firms like ours that share Wintrust’s values and who have, and always will, meet our customers where they need us to be. Wintrust’s deep suite of products and services will enhance our abilities to better serve our customers in our market. They also have the resources necessary to grow in this economic climate. They are recognized as a great employer with the ability to provide excellent career growth opportunities and offer an extensive Learning and Development program available to all team members at any career level.

What about me?

Are people going to lose their jobs?

Right now, it’s business as usual. After the merger is complete, we will convert to the Wintrust systems and integrate our operations into theirs. If, during that process or our integration planning, we determine that positions overlap, there will be discussions regarding staffing and open positions. Please know that Wintrust is a large and growing organization with a good track record of retaining employees. Client-facing employees are not generally impacted and, in fact, are critical to serving clients. In areas of employee overlap, Wintrust has redeployed interested and talented individuals into opportunities within the company and consistently integrated staff into their operations wherever possible. The success of the Wintrust organization is its people.

How will this merger impact career development opportunities within the organization?

Wintrust is committed to developing employees and helping them realize their career goals. Over the next few months, members of the Wintrust leadership team will be on-site to help you get acquainted with the organization and the various benefits of being a Wintrust employee.

What If I have personal concerns?

If you have any questions or concerns, please reach out to your manager. We are here to support you and address any issues that may arise during this transition. Over the coming weeks, we’ll know more about the integration into Wintrust.

Will there be any changes to our corporate culture or values because of the merger?

Like our bank, Wintrust’s community-centered focus is engrained into its culture. We’ll continue to serve our market by building personal connections and understanding each community’s unique character. Wintrust prides itself on being valued by companies like the Chicago Tribune, which has named it a Top Workplace 10 years in a row. Wintrust is counting on us to continue to win clients and grow.

Online and Mobile Apps

How will our mobile banking and online presence be affected?

After the conversion, likely in the first quarter of 2025, our services will be enhanced by Wintrust’s top-tier digital and mobile banking tools. These tools help customers access some bank offerings around the clock.

Logistics and Operations

Will the bank name change?

No. Even after the closing of the sale and conversion, the name Macatawa Bank will remain unchanged, and it will continue to operate as a separate bank charter. This is one of the very attractive elements of our proposed merger. After the integration, customers will be able to use the Macatawa Bank locations and the 175+ Wintrust locations interchangeably.

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Will Wintrust clients be able to use Macatawa locations and vice versa?

Yes. After the conversion, we’ll be able to leverage Wintrust’s network of low-cost or no-cost ATMs nationwide, and Wintrust customers will be able to bank at Macatawa branches.

Will Retail Bankers be removed from managing their relationships?

No. Quite to the contrary, we will continue to manage and, hopefully, expand our client relationships. Our vision is to expand and grow Macatawa Bank; that’s why we were attractive to Wintrust. A primary benefit of the proposed merger is to provide retail bankers, over time, with more tools, products, capacity, and expertise to deliver to their clients.

Will our target market change?

No. Our target market is very similar to Wintrust’s, with a strong focus on local consumers, small businesses, and commercial clients. You will continue to source, service, and manage your relationships.

Will our lobby hours change?

Before the closing of the merger, it will be business as usual. After closing, we’ll consult with Wintrust to determine the best hours for our branch operation.

Retail Products and Locations

Does Wintrust make Consumer loans?

Yes. Some of their most common loans include Home Equity Lines of Credit (HELOC), Everyday Loans, and overdraft protection loans (ODP). Wintrust makes residential mortgage loans through Wintrust Mortgage. They are among the largest bank providers of mortgages in the Midwest, and their mortgage products are available in all 50 states. Until closing, we’ll use our standard products.

Does Wintrust offer competitive rates?

Yes, they do, and they have more than 175 retail locations in Illinois, Wisconsin, Indiana, and Florida. For now, however, it’s business as usual, with no changes to our product suite.

Why is this transition good for me and my retail relationships?

While we will still operate as Macatawa Bank, we will also benefit from Wintrust’s robust banking capabilities and better mobile and online banking tools.

Customer Service and Transition Support

How will our customer service support be affected?

We are committed to ensuring a seamless transition for our customers. There may be some minor adjustments, but our priority is to maintain the high level of service that our customers expect from us. As an example, Wintrust’s call centers are all locally based; they do not outsource call center support overseas.

How will we reassure our customers to prevent them from leaving?

Wintrust has successfully acquired multiple banks since its inception and has refined its onboarding model and processes during that time. Wintrust focuses on providing its customers with the best service and financial products, as acknowledged by J.D. Power three years in a row as the top Illinois bank for retail customer service, by Coalition Greenwich where they’ve been recognized as a leader in middle market and small business banking for nine straight years, and by Forbes where they’ve appeared on six of their “Best of” lists.

We will leverage Wintrust’s key to success: its ability to meet the needs of their—and now our—customers, no matter which services they use.

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Legal Disclaimer

This communication is being made in respect of the proposed merger transaction involving Wintrust and Macatawa.  This communication is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy Wintrust or Macatawa’s securities or the solicitation of any vote or approval.

The proposed merger transaction will be submitted to the shareholders of Macatawa for their consideration.  In connection therewith, the parties intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a Registration Statement on Form S-4, which will include the proxy statement of Macatawa that constitutes a prospectus of Wintrust (the “proxy statement/prospectus”).  However, such materials are not currently available.  The proxy statement/prospectus will be mailed to the shareholders of Macatawa when available.  BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WINTRUST, MACATAWA, THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders may obtain free copies of the proxy statement/prospectus, any amendments or supplements thereto and other documents containing important information about Wintrust and Macatawa and/or the proposed transaction, once such documents are filed with the SEC, at the SEC’s website at www.sec.gov.  In addition, copies of the documents filed with the SEC by Wintrust, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on the Wintrust’s website at www.wintrust.com under the heading “Investor Relations” and then under the link “Documents” or by contacting David A. Dykstra, Vice Chair and Chief Operating Officer at (847) 939-9000.  Copies of the documents filed with the SEC by Macatawa, including the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus, will be available free of charge on Macatawa’s website at www.macatawabank.com under the heading “Investor Relations” or by contacting Bryan Barker, Chief Financial Officer at (616) 494-1448.

Participants in the Solicitation. Wintrust, Macatawa and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of Wintrust is set forth in its proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on April 4, 2024, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 28, 2024, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Information about the directors and executive officers of Macatawa is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on March 17, 2023, its annual report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 15, 2024, and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above.  Additional information regarding the participants in the proxy solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC.

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